EQUIPMENT SUPPLY AGREEMENT

This Equipment Supply Agreement (this "Agreement") is entered into as April 17, 2018 (the "Effective Date"), and is by and between AmericaTowne Holdings, Inc., a Nevada corporation, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 ("AmericaTowne") and the County Government of Siaya, through the Siaya County Speaker Honorable George Okode with a mailing address for notice purposes of the County Government of Siaya P.O. Box 803-40600 Siaya, Kenya ("Siaya").

WHEREAS, AmericaTowne is in the business of, amongst other things, sourcing, and securing equipment specialized or general products or services to foreign interests, and in providing related consulting and advisory services related to such products of services, either through employees of AmericaTowne or authorized agents designated by AmericaTowne.

WHEREAS, AmericaTowne is a publicly reporting company with the United States Securities and Exchange Commission, and by executing this Agreement, represents that its reporting is current.

WHEREAS, in accordance with Authority SCG.EVC/008/04/2018, approval has been granted after successful passage of the Country development bill 2018/2019 which was held at the Siaya County Assembly Chambers and passed by the majority of the members as required by law granted AmericaTowne Holdings, Inc. subject to conditions noted herein to provide the County Government of Siaya equipment valued at $260 million USD for the financial year 2018/2019.

WHEREAS, the equipment is to be used on the construction of the county projects SQ NO SC/EVC/008/04/2018 and PRO/15295.SC/EVC/008/04/2018.

WHEREAS, the Siaya will dispatch its procurement team for a site visit to the Company offices, and AmericaTowne will visit the Assembly of Saiya for the signing of the final agreement called the (Closing Document) between the Governor of Siaya and the Chief Executive of AmericaTowne.

WHEREAS, following negotiations and due diligence by the parties, AmericaTowne and Siaya have agreed to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Definitions. In addition to those terms set forth above, and those terms set forth in those section following this Section 1, the following capitalized terms in this Agreement shall be defined as follows:

1.1 "Affiliate" shall mean (i) a corporation performing activities relating to AmericaTowne's business in which AmericaTowne owns and controls, directly or indirectly, at least fifty percent (50%) of the outstanding shares entitled to vote; (ii) a franchisee or licensee of AmericaTowne; (iii) an independent contractor of AmericaTowne retained for the purposes of providing the Services; or (iv) a joint venture with a third party (x) which joint venture performs activities relating to AmericaTowne's business, (y) in which AmericaTowne owns or controls at least twenty percent (20%) equity interest.

1.2 "Specifications" means the specifications defined by Siaya Construction Projects, as set forth in **Exhibit A**.

1.4 "Term" means the time period between the Effective Date and April 17, 2019. The Term may be amended through the mutual written consent of the parties.

2. Services of AmericaTowne. During the Term, AmericaTowne and its Affiliates shall exercise commercially reasonable good faith in facilitating the acquisition of an aircraft consistent with the Specifications, which includes, but is not limited to, (a) negotiating with manufacturers, brokers, agents and owners of aircrafts in which AmericaTowne and its Affiliates believe, in exercising their individual and collective sole discretion, meet the criteria of the Specifications, (b) sourcing any components, financing, delivery and any other related services to meet the Specifications, (c) utilizing the services of third-parties AmericaTowne deems necessary in performing the aforementioned services, and (d) making available and disclosing all product-related cost structures, bills-of-material, and other cost influencing factors or issues, such as rebates, credits, or other monetary and non-monetary compensation that AmericaTowne has received or agreed to receive from, or has paid or agreed to pay to, any third-party that relates to the Saiya Presidential Aircraft Program (collectively, the "Services"). Services does not include any confidential or proprietary information, or trade secrets, owned by AmericaTowne or its Affiliates.

3. Communications. Siaya recognizes that AmericaTowne will expend resources in performing the Services during the Term and prior to signing the closing document between Siaya's Governor and AmericaTowne's Chief Executive Officer. The parties agree that all communications during the Term with a Source, either through representatives of Saiya or AmericaTowne, shall be directed to AmericaTowne or Affiliate within a commercially reasonable period of time.

4. Compensation. Siaya shall pay AmericaTowne pursuant to the Closing Documents signed by the Governor of Saiya and AmericaTowne's Chief Executive Officer.

5. Waiver and Assumption of Liability. AmericaTowne assumes all liability for personal injuries of any kind or death directly related to its performance of the Services under this Agreement unless such injuries resulted from errors in the Specifications. AmericaTowne assumes all liability and responsibility for its personal property while acting under this Agreement.

6. Confidential Information. AmericaTowne will not disclose or use, either during or after the Term, any proprietary, confidential or governmental information of Siaya produced to AmericaTowne without Siaya's prior written consent except to the extent necessary to perform Services. Proprietary or confidential information includes the written, printed, graphic, or electronically recorded materials furnished by Siaya for AmericaTowne to use; information belonging to Siaya about which AmericaTowne gained knowledge as a result of AmericaTowne providing the Services. Siaya agrees that it will not provide AmericaTowne with false written or verbal information. AmericaTowne shall not be restricted in using any material that is publicly available, already in AmericaTowne's possession, or known to AmericaTowne without restriction, or that is rightfully obtained by AmericaTowne from sources other than Siaya. On termination of AmericaTowne's services to Siaya, or at Siaya's request, AmericaTowne shall deliver to Siaya all materials in AmericaTowne's possession related to the Services provided that such information is not related to any confidential or proprietary documents or information, or trade secrets, of AmericaTowne.

7. Agreement Not to Circumvent. Siaya agrees not to directly or indirectly circumvent AmericaTowne in performing the Services during the Term and for one year after termination of the Term. The parties agree that the restriction in this section is fair and reasonable in all respects. If any provision of this section is ever held by a court to be unreasonable, the parties agree that this section shall be enforced to the extent it is deemed to be reasonable. This section survives any termination of this Agreement.

8. Intellectual Property. All materials developed by AmericaTowne for Siaya will belong to Siaya only in the event of payment of a Fee associated with the materials development by AmericaTowne is paid by Siaya. To the extent a Fee is not paid, all documents and materials remain the intellectual property of AmericaTowne, unless otherwise agreed to in a writing signed by the parties.

9. Termination. AmericaTowne may terminate this Agreement upon thirty (30) days written notice to Siaya without incurring any penalties or liabilities. Siaya may terminate this Agreement upon sixty (60) days written notice. The subsequent signing of the Closing Document shall take precedence over this agreement.

10. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party's sole discretion.

11. Amendment. This Agreement may be amended by a writing signed by the parties.

12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

13. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the matters covered herein. Contractor acknowledges that he or she is entering into this Agreement solely on the basis of the written representations contained herein.

14. Notices. Any notice required or desired to be delivered pursuant to this Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, telex, facsimile transmission, telegram or other similar means and shall be effective, if by mail, seven (7) days after mailing or, if notified otherwise, when actually received by the party to whom such notice shall be directed, addressed as follows (or to such other address as a party may hereafter designate by written notice to the other party).

15. Countersignature; Facsimile or Electronic Signature. The Parties agree that this Agreement may be executed in counterparts, and facsimile and electronic signatures constitute original signatures for all intents and purposes.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer
Dated: 4/27/18

COUNTY OF SIAYA

By: H.E. George Okode
Its: Siaya County Speaker
Dated: 27/04/2018

[EXHIBIT A ON NEXT PAGE]

EXHIBIT A

SPECIFICATIONS

Equipment is to be used on the construction of the county projects SQ NO SC/EVC/008/04/2018 and PRO/15295.SC/EVC/008/04/2018